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Exhibit 10.9

STOCK PURCHASE AGREEMENT

BY AND AMONG

TEXLINE STATE BANK, TEXLINE, TEXAS

(the "BANK");

CHARLES T. MEEKS;

CERTAIN OTHER SHAREHOLDERS OF THE BANK

(the "SELLER or SELLERS")

AND

TREATY OAK BANCORP, INC.

(as assignee, the "BUYER")

June 20, 2003

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 20th day of June 2003 (the "Effective Date" and subsequently amended on November 26, 2003), by and among Texline State Bank, a Texas state-chartered bank (the "Bank"); Charles T. Meeks ("Meeks"); certain shareholders of the Bank listed on Schedule 1.2 attached hereto (hereinafter referred to individually as "Shareholder" and collectively with Meeks, the "Sellers"); and Treaty Oak Bancorp, Inc., a Texas corporation ("Buyer" as assignee of Treaty Oak Holdings, Inc., a Texas corporation).

RECITALS:

        WHEREAS, the Sellers own at least 49,600 shares representing 80% of the outstanding capital stock of the Bank and anticipate that they will be joined by other shareholders owning sufficient shares to cause the total number of shares to be transferred in the transactions contemplated by this Agreement to be no less than 55,800 shares representing no less than 90% of the outstanding capital stock of the Bank; and

        WHEREAS, Buyer desires to acquire all of the issued and outstanding capital stock of the Bank; and

        WHEREAS, Buyer intends to acquire all the issued and outstanding capital stock of the Bank owned by Sellers (the "Stock") upon the terms and conditions hereinafter set forth; and

        WHEREAS, Sellers desire to sell all of the Stock to Buyer upon the terms and conditions hereinafter set forth:

        NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties do hereby represent, warrant, covenant and agree as follows:

DEFINITIONS

        Aggregate Purchase Price:    as explained and calculated in Section 3.

        Agreement:    as defined above in the preamble.

        Bank:    as defined above in the preamble.

        Bank Regulators:    means any governmental authority or agency and its respective authorized agents, including, but not limited to, the FDIC, the Federal Reserve Board and the Texas Department of Banking.

        Best Knowledge:    means, or any similar phrase means, (i) with respect to an individual, the personal knowledge of the individual of a particular fact or other matter after reasonable inquiry or investigation, and, if the individual does not conduct a reasonable inquiry or investigation, the personal knowledge the individual would have had if he had conducted a reasonable inquiry or investigation, and (ii) with respect to an entity, the personal knowledge of an individual who is serving as an officer of such entity or a fact or other matter after reasonable inquiry or investigation, and, if such individual does not conduct a reasonable inquiry or investigation, the personal knowledge such individual would have had if he had conducted a reasonable inquiry or investigation.

        Buyer:    as defined in the preamble.

        Closing:    as defined in Section 6.1.

        Closing Date:    as defined in Section 6.1.

        Code:    means the Internal Revenue Code of 1986, as amended.

        Collection Fund:    as defined in Section 10.1.

        CRA:    means the Community Reinvestment Act of 1977, as amended.

        Deferred Federal Net Operating Benefit:    means such asset as listed and provided for in the Financial Statements.

        Effective Date:    as defined above in the preamble.

        Environmental Laws:    means any and all laws, statutes, ordinances, rules, regulations, order, judicial or arbitral decisions or determinations of any governmental authority or court pertaining to the environment in effect in any jurisdictions in which the Bank is conducting business or where any of the properties or facilities of the Bank is located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Hazardous Materials Transportation Act, as amended the Resource Conservation and Recovery Act of 1976, as amended the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Texas Solid Waste Disposal Act, The Texas Water Code and other comparable federal, state, and local laws.

        Escrow:    as defined in Section 5.6.

        Escrow Agent:    as defined in Section 5.6.

        FDIC:    means the Federal Deposit Insurance Corporation.

        Financial Statements:    as defined in Section 1.1.6.

        GAAP:    means generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination; and the requisite that such principles be applied on a constant basis shall mean that the accounting principles observed in a current period are comparable in all respects to those applied in a preceding period.

        Governmental Authority:    means any court, federal, state, local or foreign government or any administrative agency or commission or any other entity thereof.

        Hazardous Substance:    means any "hazardous substance," "pollutant," "contaminant," or "oil" as such terms are defined in any Environmental Law.

        Loan Property:    means any property in which the Bank holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property.

        Material Adverse Effect:    means, with respect to the Bank, any adverse effect of the business, financial condition, results of operation or prospects of the Bank, taken as a whole, if the dollar amount of such adverse effect exceeds or could reasonably be expected to exceed 5% of the Purchase Price.

        Owned Property:    as defined in Section 1.1.21

        Permitted Encumbrances:    means (i) liens, claims or encumbrances specifically described in the Financial Statements, (ii) liens, claims or encumbrances securing taxes, assessments, governmental charge or levies, all of which are not yet due and payable, or are being contested in good faith in the ordinary course of business based upon a dispute as to the appropriate tax appraisal of a particular property, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of such property, (iii) liens, claims or encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable; or, (iv) customary restrictive covenants, customary zoning restrictions and customary utility easements on or affecting commercial real property.

        Person:    means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

        Plans:    as defined in Section 1.1.11

        Purchase Price:    as defined in Section 3.

        Reasonable Best Efforts:    means a person's best efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expenses.

        Reports:    as defined in Section 1.1.7.

        Returns:    as defined in Section 1.1.9.

        Stock:    as defined above in the recitals.

        Total Equity Capital:    means as listed and provided for in the Financial Statements.

        USA PATRIOT Act:    means the USA PATRIOT Act of 2001, Public Law 107-56.

1.     Representations and Warranties of the Bank, Meeks and Shareholders.

        Except as otherwise disclosed in a document dated the Effective Date attached as an exhibit to this Agreement and delivered to Buyer prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement, the Bank, Meeks, and Shareholders hereby represent and warrant to Buyer as follows:

1.1   Representations and Warranties of the Bank.

        The Bank and Meeks (jointly and severally) represent and warrant to Buyer that, each of the following statements is true, correct and complete in all respects as of the date of this Agreement and will be true, correct and complete in all respects as of the Closing Date:

1.1.1 Organization and Authority of the Bank.

        The Bank is a state bank duly organized, validly existing and in good standing under the laws of the State of Texas and has the power and authority to own its properties and assets and to carry on its business as it is now being conducted. The bank's deposit accounts are insured by the FDIC for the amounts and to the extent covered by customary FDIC insurance of accounts. The Bank's Articles of Association and Bylaws, as amended, copies of which have previously been provided to Buyer, are true, complete and correct copies of such documents in effect, and the Bank is not in violation of any provision of such charter documents. The minute books of the Bank contain in all material respects true and complete records of all meetings held and actions taken since January 1, 2000 of the Bank's board of directors (including committees thereof) and of the Bank's shareholders. These minute books have been made available to Buyer.

1.1.2 Capitalization of the Bank.

        The authorized capital stock of the Bank consists of 62,000 shares of common stock, $4.00 par value, of which 62,000 shares are outstanding, and no shares are held in the treasury. Sellers own at least 49,600 shares or 80% of the outstanding capital stock of the Bank, and the remaining shares of the outstanding capital stock of the Bank are owned by the shareholders listed and in the amounts set forth on Schedule 1.1.2 attached hereto. All of the outstanding shares of capital stock of the Bank have been duly authorized, validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights or agreements obligating the Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of the capital stock of the Bank. No shareholder has any rights of dissent with respect to the consummation of the transactions contemplated under the Agreement. Since January 1, 1997, no shares of the capital stock of the Bank have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Bank. The Bank does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture, nor does the Bank have any subsidiaries.

1.1.3 Authorization.

        The Bank has full corporate power and authority to execute and deliver the Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Bank's board of directors. No other corporate action and no other corporate proceedings on the part of the Bank are necessary to authorize the Agreement or the performance of the Bank's obligations thereunder or to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by the Bank does not require any consent, approval, authorization or permit of, or filing with or notification to, any third party. The Agreement, upon execution and delivery by the Bank, will be duly and validly executed and delivered by the Bank and will constitute a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms.

1.1.4 No Violation.

        Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance by the Bank with any of the provisions hereof, will (i) violate, conflict with, require the consent of any third party under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the of the properties or assets of the Bank under any of the terms, conditions or provisions of (x) the Articles of Association or Bylaws of the Bank, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other agreement or obligation to which the Bank is a party or by which the Bank may be bound, or to which the Bank, or any of the properties or assets of the Bank may be subject, or (ii) to the Best Knowledge of the Bank, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Bank or any of the properties or assets of the Bank.

1.1.5 Required Regulatory Approvals and Authorizations.

        Other than the filings, consents, reviews, authorizations or approval required to effect the sale under Texas law, the Federal Reserve Bank and FDIC Rules and Regulations, no consents, waivers or approvals of or filings or registrations with, or notifications to, exemptions or reviews by, or authorizations of, any public body or authority are necessary for the consummation by the Bank of the transaction contemplated by this Agreement.

1.1.6 Financial Statements.

        The (i) balance sheets of the Bank as of December 31, 2000, 2001, and 2002 and the related statement of income and shareholders' equity for the years then ended, including the notes relating thereto, (ii) unaudited balance sheets of the Bank as of March 31, 2003, and the related statements of income and shareholders' equity for the three months then ended, including the notes relating thereto (collectively, the "Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis and present fairly (subject, in the case of the interim financial statements, to normal recurring adjustments) the financial position of the Bank at the dates and the results of operations and cash flows of the Bank for the periods stated therein. Complete copies of the Financial Statements have been provided to Buyer.

1.1.7 Reports.

        Since January 1, 1997, the Bank has filed all reports, registrations, applications, permits and statements, together with any required amendments thereto, that they were required to file with (i) the Texas Department of Banking, (ii) the FDIC, and (iii) any other applicable state securities or banking authorities (collectively, the "Reports"). As of their respective dates, the Reports complied in all material respects with all the rules and regulations promulgated by the Texas Department of Banking, the FDIC and other applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which it was made, not misleading. Copies of all the Reports have been made available to Buyer. Except for normal periodic examinations conducted by Bank Regulators in the regular course of the business of the Bank, since January 1, 2001, no Bank Regulator has initiated any proceeding or investigation into the business or operations of the Bank. The Bank has resolved all material violations, criticisms or exceptions by any Bank Regulator with respect to any such normal periodic examination.

1.1.8 Properties and Leases.

        Except for Permitted Encumbrances, the Bank has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restriction to all real and personal property reflected in Financial Statements and all real and personal property acquired since January 1, 1977, except such real and personal property as has been disposed of in the ordinary course of business. All leases or real property and all other leases material to the Bank pursuant to which the Bank, as lessee or lessor, leases real or personal property are described on Schedule 1.1.8, and are valid and effective in accordance with their respective terms. There is not, under any such lease, any material existing default by the Bank or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of the buildings and equipment of the Bank have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

1.1.9 Taxes.

        The Bank has filed all federal, state, county local and foreign tax returns, including information returns, required to be filed by it (collectively, the "Returns"), and has paid in full all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers' compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on the Returns to be owed by it or assessments received by it are delinquent. The Returns, when filed, were correct in all material aspects and, if applicable, properly included all income and deductions of the Bank allocable to the periods for which the Returns were filed. The Bank is not a party to any pending action or proceeding, nor, to the Bank's Best Knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Returns, business or properties of the Bank which has not been settled, resolved and fully satisfied. The Bank has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The Financial Statements include adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of the Bank with respect to all periods through the date hereof.

        The Bank is not a party to or bound by any tax indemnification, tax allocation or tax sharing agreement with any person or entity nor does it have any current or potential contractual obligation to indemnify any other person or entity with respect to tax obligations.

        The Bank has not made any payment, is not obligated to make any payment, or is a party to any agreement that could obligate it to make any payment, whether under this Agreement or otherwise, which payment would not be deductible under Sections 162(m) or 280G of the Code.

1.1.10 Absence of Certain Changes or Events.

        Since December 31, 2002, there has been no change in the business, financial condition, results of operation or prospects of the Bank, which has had, or may reasonably be expected to have, a Material Adverse Effect on the Bank, nor has there been (i) any change in its accounting methods, principles or practices, other than changes required by applicable law or GAAP; (ii) any entry by the Bank into any contract or commitment of more than $5,000 or with a term of more than 6 months other than loans and loan commitments and borrowings in the ordinary course of business; (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Bank or any redemption, purchase or other acquisition of any of its securities; (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Bank, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Bank; (v) any material election made by the Bank for federal or state income tax purposes; (vi) any material change in the credit policies or procedures of the Bank, (vii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (viii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

1.1.11 Commitments and Contracts.

        The Bank is not a party or subject to any of the following (whether written or oral, express or, to the Bank's Best Knowledge, implied):

  (i)
  any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by the Bank);

  (ii)
  any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant (collectively, the "Plans");

  (iii)
  any labor contract or agreement with any labor union;

  (iv)
  any contract containing covenants which limit the ability of the Bank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

  (v)
  any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party;

  (vi)
  any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial advisor, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity; or

  (vii)
  any other contract or agreement to which the Bank is a party that provides for annual payments aggregating $3,000.00 or more (other than contracts or agreements evidencing loans or investments, data processing agreements, and/or real estate leases made by the Bank in its ordinary course of business.)

1.1.12 Litigation and Other Proceedings.

        There is no claim, suit, action, proceeding or investigation of any nature pending or, to the Bank's Best Knowledge, threatened against the Bank or challenging the validity or propriety of the transaction contemplated by this Agreement, which, if adversely determined would, individually or in the aggregate, have a Material Adverse Effect on the Bank or otherwise materially adversely affect the Bank's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule, award or order of any legal or administrative body or arbitrator outstanding against the Bank having, or which insofar as reasonably can be foreseen, in the future could have, any such effect. Schedule 1.1.12 sets forth all claims, suits, actions, proceedings or investigations pending or, to the Bank's Best Knowledge, threatened against the Bank.

1.1.13 Insurance.

        The Bank is presently insured, and during each of the past five calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. All policies of insurance owned or held by or on behalf of the Bank have been made available to Buyer and are listed on Schedule 1.1.13 in summary format. All such insurance policies are in full force and effect and, no notice of cancellation has been received with respect thereto.

1.1.14 Compliance with Laws.

        The Bank has all permits, licenses, authorizations, orders and approvals necessary for the lawful conduct of its business, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Bank's Best Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by the Bank of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, and to the Bank's Best Knowledge, the Bank has complied with and is not in violation of or default in any material respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Bank. The Bank has not received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement or commencement of any proceeding in connection with any such violation, and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement.

1.1.15 Labor.

        No work stoppage involving the Bank is pending or threatened. The Bank is not involved in, or, to its Best Knowledge, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a Material Adverse Effect on the Bank. Employees of the Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. The Bank is in compliance with all federal and state laws respecting employment, wages and hours and is not engaged in any discriminatory hiring or employment practices or any unfair labor practices nor have any employment discrimination or unfair labor practice complaints against the Bank been filed or threatened to be filed with any federal or state agency having jurisdiction over their labor matters. The Bank's management reasonably believes that the relationship of the Bank with its employees is satisfactory, and no employee has asserted or, to the Best Knowledge of the Bank, threatened to assert that the Bank is liable for any arrears of wages, benefits, damages or any taxes or penalties for failure to comply with any of the foregoing.

1.1.16 Material Interests of Certain Persons.

        No officer or director of the Bank, or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Bank. Schedule 1.1.16 sets forth a correct and complete list of (i) any loan from the Bank to any shareholder, present officer or director of the Bank, or related interest of any such person which was required under banking authority regulations to be approved by or reported to the Bank's Board of Directors or which is otherwise subject to the restrictions of the Bank Regulators. The Bank is not in violation of any regulations pertaining to this subject.

1.1.17 The Plans.

        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of the Bank under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

1.1.18 Consultants/Brokers.

        The Bank has not contracted with any independent consulting individual or firm to provide assistance in the sale of the Stock, nor has any broker, finder or financial advisor been employed in connection with the transaction contemplated by this Agreement.

1.1.19 Fiduciary Activities.

        The Bank has no accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

1.1.20 No Defaults.

        The Bank is not in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument (including, without limitation, any contract or agreement listed on Schedules 1.1.8 and 1.1.11 to which it is a party or by which it or any of its assets is bound or to which any of its assets are subject, the result of which has had or could reasonably be expected to have a Material Adverse Effect upon the Bank. All parties with whom the Bank has material leases, agreements or contracts or who owe to the Bank material obligations other than with respect to those arising in the ordinary course of the banking business of the Bank are in compliance therewith in all material respects.

1.1.21 Environmental Matters.

        The Bank and each property owned by the Bank (the "Owned Property") and, to the Bank's Best Knowledge, each Loan Property, is, and has been, in material compliance with all applicable Environmental Laws, except in each case as have not been or would not be material. There is no suit, claim, action or proceeding pending or to the Bank's Best Knowledge, threatened, before any governmental authority or other forum in which the Bank or any Owned Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into or presence in the environment of any Hazardous Substance occurring at or on a site owned, leased or operated by the Bank, except in each case as have not been or would not be material.

        To the Bank's Best Knowledge, there is no suit, claim, action or proceeding pending or threatened, before any governmental authority or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into or presence in the environment of any Hazardous Substance occurring at or on a site owned, leased or operated by the Bank, except in each case as have not been or would not be material.

        Neither the Bank, nor to its Best Knowledge any Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in this Section 1.1.21 could reasonably be based, except in each case as have not been or would not be material. No facts or circumstances have come to the Bank's attention that would cause it or them to believe that a material suit, claim, action, or proceeding could reasonably be expected to occur.

        During the period of the Bank's ownership or operation of any of its respective properties or the Bank's holding of a security interest in a Loan Property, there has been no release or presence of Hazardous Substances in, on, under, or affecting such properties or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To its Best Knowledge, prior to the period of ownership or operation or the holding of such security interest in a Loan Property, there was no release or presence of Hazardous Substances in, on, under or affecting any such property or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

        The Bank is not an owner or operator of any Loan Property, and there are no facilities in which the Bank participates or has participated in the management, and to the extent applicable as the owner or operator of such property.

1.1.22 Intellectual Property.

        The Bank owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks necessary for the conduct of its business, and the Bank has not received any notice of conflict with respect thereto.

1.1.23 Loans and Investments.

        All documents and instruments that evidence loans and investments of the Bank and any other loans purchased by the Bank were solicited, originated and exist in material compliance with all applicable loan policies and procedures of the Bank and are in all material respects legal and enforceable in accordance with the terms thereof. For purposes of the foregoing sentence, it is not meant that the borrower necessarily has the financial ability to pay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby. No loans or investments held by the Bank are (i) more than forty-five (45) days past due with respect to any scheduled payment of principal or interest; (ii) classified as "loss", "doubtful", "substandard" or "special mention" by any Bank Regulator or by the Bank's internal credit review system; or, (iv) subject to any loan participation agreement not fully reflected in the Bank's records and loan files.

1.1.24 Well Capitalized.

        The Bank is "well capitalized" as such term is defined in the rules and regulations promulgated by the FDIC and the State of Texas as a state-chartered, member bank.

1.1.25 Agreements with Governmental Authorities.

        The Bank is not a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is not subject to any order or directive specifically naming or referring to the Bank by, has not been required to adopt any board resolution by, any Governmental Authority, that is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness of such entity's ability to perform its obligations hereunder, and the Bank has not received written notification from any such Governmental Authority that the Bank or any of its agents may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order. The Bank has not been informed by any Governmental Authority that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission. The Bank is not a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Bank is entitled to receive financial assistance from any Governmental Authority.

1.1.26 Undisclosed Liabilities.

        Except for those liabilities that are fully reflected or reserved against in the Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2001, the Bank has not incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Bank.

1.1.27 CRA, Anti-Money Laundering and Customer Information Security.

        The Bank is not aware of, nor has it been advised of, nor has reason to believe that any facts or circumstances exist that would cause the Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory;" or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Bank's board of directors has adopted, and the Bank has implemented an anti-money laundering program that meets the requirements in all material respects of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

1.1.28 Deposit/Loan Agreements

        The deposit and loan agreements of the Bank comply in all material respects with all applicable laws, rules and regulations.

1.1.29 Disciplinary Proceedings.

        Neither the Bank nor any of its current or, to the Bank's Best Knowledge, former, directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws or regulations that would be required to be disclosed in any regulatory report, schedule, form, registration or other document, together with any amendments required to be made with respect thereto, that it or any of them were required to file since January 1, 2000 with any Governmental Authority except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the Bank's Best Knowledge, threatened.

1.1.30 Forms of Instruments.

        The Bank has made available to Buyer copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature utilized on a regular basis by the Bank.

1.1.31 Full Disclosure.

        No representation or warranty made by the Bank in the Agreement or a Schedule to this Agreement, and no certification furnished or to be furnished to the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

1.2   Representations and Warranties of Sellers.

        Meeks and each Shareholder, severally and not jointly, represents and warrants to Buyer that, each of the following statements is true, correct and complete in all respects as of the date of this Agreement and will be true, correct and complete in all respects as of the Closing Date:

1.2.1 Authority.

        Such Shareholder has all the power to execute and deliver this Agreement and to carry out and perform such Shareholder's respective obligations under the terms of this Agreement; such Shareholder has the sole power to dispose of his or her shares of Stock, either as his or her sole and separate property or as community property, as may be applicable to each Shareholder; and this Agreement, when executed and delivered by such Shareholder, will constitute such Shareholder's valid and binding obligation, enforceable against such Shareholder in accordance with the terms of this Agreement.

1.2.2 Ownership of Stock.

        Such Shareholder owns of record and beneficially, that number of Bank shares set forth in Schedule 1.1.2 hereto. As of the Closing Date, such Shareholder will deliver such shares free and clear of any security interests, liens, encumbrances, restrictions, or rights to the benefit of any third party. Other than as provided in or contemplated by this Agreement, such Shareholder has not, or prior to the Closing Date will have not, become a party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire from such Shareholder any rights in any of such Shareholder's capital stock or securities of the Bank.

1.2.3 No Conflicts.

        Neither the execution and delivery nor the performance of this Agreement by such Shareholder will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach, violation or termination of any material contract to which the Bank and such Shareholder are parties or by which the Bank and such Shareholder are bound; or (ii) the creation or imposition of any lien, security interest, encumbrance or rights to acquire by any person (other than Buyer) with respect to such Shareholder's Stock or other securities of the Bank owned by such Shareholder.

1.2.4 Litigation.

        There is no claim, suit, action, proceeding or investigation of any nature pending or, to such Shareholder's Best Knowledge, threatened against or with respect to such Shareholder relating to or affecting such Shareholder's Stock or other securities of the Bank owned by such Shareholder, which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which individually or in the aggregate, might result in a Material Adverse Effect on the Bank or otherwise materially adversely affect such Shareholder's ability to perform his or her obligations under this Agreement.

1.2.5 Certain Transactions.

        Other than depository transactions or loan indebtedness recorded on or reflected in the books and records of the Bank, in the ordinary course of business, there are no existing or pending transactions, nor are there any agreements or understandings, between the Bank, on the one hand, and such Shareholder, on the other hand, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets or property of or by the Bank, with or without adequate compensation, or to any indebtedness owed to or by the Bank, in any amount whatsoever.

1.2.6 Absence of Claims Against the Bank.

        Other than depository transactions or loan indebtedness recorded on or reflected in the books and records of the Bank, in the ordinary course of business, such Shareholder has no claims of any nature against the Bank or any of the Bank's assets or property.

1.2.7 Consultants/Brokers.

        Such Shareholder has not contracted with any independent consulting individual or firm to provide assistance in the sale of the Stock, nor has any broker, finder or financial advisor been employed in connection with the transaction contemplated by this Agreement.

1.2.8 Full Disclosure.

        No representation or warranty made by such Shareholder in the Agreement or a Schedule to this Agreement, and no certification furnished or to be furnished to the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

1.3   No Implied Warranties.

        The express representations and warranties of the Bank, Meeks and Shareholders contained in this Agreement are exclusive and are in lieu of all other representation and warranties, express, implied or statutory. Except as and to the extent expressly set forth in this Agreement, and subject to the limitation placed on such representations and warranties in this Agreement, the Bank, Meeks and Shareholders make no representations or warranties whatsoever, and expressly disclaim all liability and responsibility for any representations, warranties, statements or information made or communicated (orally or in writing) to the Buyer (including any opinion, information or advice that may have been provided to Buyer by any officer, director, shareholder, employee, agent, consultant or representative of the Bank, Sellers or their respective counsel). Without limiting the generality of the foregoing, the Bank, Meeks or Shareholders make no representation or warranty as to any interpretation or economic evaluation relative to the Stock.

2.     Representations and Warranties of the Buyer.

        The Buyer represents and warrants, to the Bank and Sellers that, each of the following statements is true, correct and complete in all respects as of the date of this Agreement and will be true, correct and complete in all respects as of the Closing Date.

2.1   Authority.

        The Buyer through its representative is acting on behalf of itself and has the proper authority to enter into this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

2.2   Required Approvals

        Other than the filings, consents, reviews, authorizations, or approvals required under Texas banking law, the rules and regulations of the FDIC and the Federal Reserve Bank of Dallas required to effect the acquisition, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

3.     Transaction Price and Sale.

        Subject to a maximum aggregate consideration of $2,225,000, the purchase price to be paid for each share of the Stock received by the Buyer and to be received for each share of the Stock tendered by the Sellers is to be two (2) times the "Book Value" per share. The purchase price per share times the number of shares delivered by Sellers shall constitute the "Aggregate Purchase Price."

3.1   Book Value.

        Book Value per share shall be determined as follows:

  (i)
  Using the accounts so labeled "Total Equity Capital" on the books and/or financial statements of the bank as of the last day of the last previous month, should the transaction occur between the 1st and 15th day of the month, or as of the 15th day of the month of closing, should the transaction occur between the 16th and last day of the month of closing), divide Total Equity Capital (as adjusted below) by the number of shares of common stock outstanding (62,000 shares).

  (ii)
  Total Equity Capital shall be adjusted as follows:

  (A)
  Reduced by an amount equal to the remaining leasehold improvements from the Bank's closed branch operation in Houston, Texas, which are to be charged off at or before Closing;

  (B)
  Reduced by the amount of the Deferred Federal Net Operating Benefit should it be determined that such asset shall not survive following Closing;

  (C)
  Increased by the amount of any excess amount in Reserve for Loan Losses as determined by the Bank's ordinary course formula for computing reserve adequacy; and

  (D)
  Such other adjustments as agreed upon by the parties at or prior to Closing.

3.2   Condition to the Sale.

        Buyer is obligated to finalize the transactions contemplated by this Agreement only so long as the Sellers are joined by the holders and rightful owners of such other Stock so that at least 55,000 shares (90% of the outstanding Stock) are sold to the Buyer upon the same terms and conditions as stated elsewhere herein.

4.     Additional Covenants of Sellers and the Bank.

        Sellers, jointly and severally, covenant and agree with Buyer that they will exercise their Reasonable Best Efforts to ensure the following:

4.1   Operation of Business—Affirmative Covenants.

        Except as otherwise permitted or required by this Agreement, from the date hereof until the Closing, the Bank will (i) maintain its corporate existence in good standing; (ii) maintain the general character of its business and conduct its business in its ordinary and usual manner; (iii) extend credit in accordance with existing lending policies, except that it shall not, without prior written consent of the Buyer, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $50,000.00; (iv) maintain proper business and accounting records in accordance with generally accepted accounting principles; (v) maintain its properties in good repair and condition, ordinary wear and tear excepted; (vi) maintain in all material respects presently existing insurance coverage; (vii) use its Reasonable Best Efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve their good will and the good will of its suppliers, customers and other having business relationships with it; (viii) use its Reasonable Best Efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Closing; (ix) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of the Bank; and (x) permit Buyer and his representatives (including his accountants and lawyers) to examine its books, records, and properties and to interview officers, employees and agents at all reasonable times when it is open for business. In addition, the Bank will supply (and update prior to Closing) a Schedule 4.1, which schedule shall identify all transactions in excess of $50,000 that the Bank deems in the ordinary course of business.

4.2   Operation of Business—Negative Covenants.

        Except as otherwise permitted or required by this Agreement, from the date hereof until the Closing, the Bank will not (without prior written consent of the Buyer), (i) amend or otherwise change its Articles of Incorporation or Association or Bylaws; (ii) issue or sell or authorize for issuance or sale any other of its securities; (iii) authorize or incur any long-term debt (other than deposit liabilities) or amend or modify or increase the principal amount of any debt described on Schedule 1.11; (iv) mortgage, pledge or subject to lien or other encumbrance any of its properties, except with respect to transactions with an aggregate value not exceeding $100,000 in the ordinary course of business; (v) enter into any material agreement, contract or commitment in excess of $3,000.00, except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; (vi) make any investments except investments made by the Bank in the ordinary course of business for terms of up to one year and in amounts of $50,000.00 or less; (vii) amend or terminate any Plan except as required by law; (viii) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; (ix) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Bank; (x) increase the compensation of any officers, directors or employees, except pursuant to existing compensation plans and practices; (xi) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business, or (xii) agree to do any of the foregoing.

4.3   Furnish Information.

        The Sellers will furnish or cause the Bank to furnish to Buyer all the information concerning the Bank required for inclusion in any statement or application made by Buyer to any Bank Regulator in connection with the transactions contemplated by this Agreement.

4.4   Obtain Regulatory Approval.

        The Sellers will and will make their Reasonable Best Efforts to cause the Bank to take all necessary corporate and other action and use their Reasonable Best Efforts to obtain all approvals of all Bank Regulators, consents and other approvals required of the Bank to carry out the transactions contemplated by this Agreement and will cooperate with the Buyer to obtain all such approvals and consents required of the Buyer. Any filings required to be filed by the Sellers or the Bank to obtain such approvals shall be filed by the Sellers or the Bank with the Bank Regulators by June 30, 2003 concerning applications with the FDIC and the State of Texas and within an additional 30 days with respect to subsequent applications to the Federal Reserve Board.

4.5   Consent to Transfer of Material Contracts.

        To the extent that any material contract, agreement or commitment listed or that should have been listed on any of the Schedules to this Agreement should require the consent of the other party thereto as a result of the change of ownership or control of the Bank contemplated by this Agreement, the Sellers will use and will cause the Bank to use their Reasonable Best Efforts to obtain such consent. If the consent can not be obtained, Sellers and the Bank shall cooperate with the Buyer in any reasonable arrangement designed to preserve for the Buyer the benefit under such contract or commitment; provided, however, that obtaining such consent shall be a condition of the Buyer's obligation to close under Section 8.4 below, unless waived in writing by the Buyer.

4.6   Attendance at Certain Bank Meetings.

        The Bank shall allow, and the Sellers shall cause the Bank to allow, the Buyer to designate one (1) representative who will be allowed to attend and fully monitor all regular and special meetings of the board of directors and any loan, discount, and asset and liability management committee of the Bank (except and unless prohibited by regulators). Such representative shall have no right to vote and shall keep all information learned in attendance at such meetings confidential in accordance with Section 5.1.

4.7   Certificates.

        The Sellers will use and will cause the Bank to use their Reasonable Best Efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by them at Closing and to obtain the satisfaction of the conditions to Closing set forth in Section 7 hereof.

4.8   Press Release.

        The Sellers shall consult with and will cause the Bank to consult with the Buyer as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

4.9   Notices of Certain Events.

        Prior to the Closing Date, the Sellers shall promptly notify the Buyer of: (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to the Best Knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting the Bank that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 1.4, 1.12 and 1.14 above or that relate to the consummation of the transactions contemplated by this Agreement.

        In addition, Sellers shall notify Buyer as soon as practicable following the issuance of any final report of examination relating to examinations underway as of and following the Effective Date. To the extent permitted by applicable law, Seller shall cause the Bank to release to Buyer, a copy of any such report and otherwise notify Buyer of all matters and issues undertaken during such examination.

5.     Additional Covenants of the Buyer.

        The Buyer covenants and agrees with the Sellers as follows:

5.1   Confidentiality.

        For a period of two (2) calendar years from the Effective Date, the Buyer will hold in confidence all documents and information concerning the Bank furnished to him and his representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to his outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transaction contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with the Bank (except to the extent that such information can be shown to be previously known to buyer, in the public domain, or later acquired by Buyer from other legitimate source) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to the Bank.

5.2   Certificates.

        The Buyer will use its Reasonable Best Efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by him at the Closing and to obtain the satisfaction of the conditions to Closing set forth in Section 8.

5.3   Press Releases.

        The Buyer shall consult with the Sellers as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

5.4   Obtain Regulatory Approvals.

        The Buyer will take all necessary action and use its Reasonable Best Efforts to obtain all approvals of all Bank Regulators, consents and other approvals required of the Buyer to carry out the transactions contemplated by this Agreement and will cooperate with Sellers to obtain all such approvals and consents required of Sellers. Any filings required to be filed by the Buyer to obtain such approvals shall be filed by the Buyer with the Bank Regulators by July 15, 2003 concerning applications with the FDIC and the State of Texas and within an additional 30 days with respect to subsequent applications to the Federal Reserve Board. Buyer shall provide the Sellers with a copy of all non-confidential portions of any such filings.

5.5   Notices of Certain Events.

        Prior to the Closing Date, the Buyer shall promptly notify the Sellers of: (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to the Best Knowledge of the Buyer, threatened against, relating to or involving or otherwise affecting the Buyer that relate to the consummation of the transactions contemplated by this Agreement.

5.6   Escrow

        Within five (5) business days following the Effective Date, Buyer shall deposit funds in the amount of $50,000 (the "Escrow") with a federally insured deposit institution mutually acceptable to Buyer and Sellers (the "Escrow Agent"). Release of the Escrow shall be in accordance with the terms of Section 6 below.

6.     Closing and Closing Date.

6.1   Closing.

        Subject to Sections 7 and 8 below, the closing of the transaction contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of Buyer fifteen (15) calendar days from the date on which all required approvals and consents have been obtained (the "Closing Date"). At Closing, the following deliveries shall be made:

  (i)
  Sellers shall deliver the certificates representing the Stock, duly endorsed for transfer thereon or complete with stock power authorizing transfer to Buyer; and Closing certificate provided in Section 8.2;

  (ii)
  Buyer shall deliver the Aggregate Purchase Price to Sellers less (A) the Escrow (together with any interest accrued thereon) and (B) the Collection Fund provided in Section 10 below, in the form of cashier's checks to each of the Sellers in the amounts specified next to each Seller's name on Schedule 1.1.2 (to be completed in connection with the Closing), together with Closing certificate provided in Section 7.2; and

  (iii)
  Escrow Agent shall deliver the Escrow (together with any interest accrued thereon) to Meeks.

6.2   Grounds for Termination.

        This Agreement may be terminated at any time prior to the Closing Date:

  (i)
  By the mutual written agreement of the Sellers and the Buyer; or

  (ii)
  By the Bank, Meeks or Buyer by written notice to the others if the purchase and sale of the Stock contemplated hereby shall not have been consummated on or before February 15, 2004, or such other date, if any, as the Bank, Meeks and Buyer shall agree upon in writing;

provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section if the event giving rise to such termination right shall be due to the willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

6.3   Effect of Termination.

        The following provisions shall apply in the event of a termination of this Agreement:

  (i)
  If this Agreement is terminated as a result of the willful failure of the Buyer to perform his obligations hereunder, the Buyer shall be fully liable for any and all damages sustained or incurred by the Sellers; however, in no case shall the willful failure of the Buyer to perform his obligations hereunder cause the Buyer's liability for damages sustained or incurred by the Sellers to exceed $50,000.00;

  (ii)
  If this Agreement is terminated as a result of the willful failure of any of the Sellers to perform his/her obligations hereunder, each such Seller shall be fully liable for any and all damages sustained or incurred by the Buyer; however, in no case shall the willful failure of any of the Sellers to perform his/her obligations hereunder cause the Sellers' liability for damages sustained or incurred by the Buyer to exceed the cumulative total of $50,000.00;

  (iii)
  The Escrow (and any interest accrued thereon) shall be released to Buyer unless Buyer is in material default of this Agreement, in which case the Escrow shall be released to Sellers as liquidated damages on a pro-rata basis in accordance with each Seller's percentage of the Stock; and

  (iv)
  The Sellers and the Buyer hereby agree that the provisions of Sections 4.8, 5.1, 5.3, 6.3, and 9.2 shall survive any termination of this Agreement.

7.     Conditions Precedent to Obligation of the Sellers.

        The obligation of the Sellers to effect the sale of the Stock shall be subject to the satisfaction at or before the Closing Date of the following further conditions, which may be waived in writing by the Sellers:

7.1   Compliance.

        The Buyer shall have complied in all material respects with each of the covenants and agreements contained herein, including, without limitation, the payment of the Adjusted Purchase Price in cash as provided for in Section 3 above, and each of his representations and warranties contained in Section 2 hereof shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date.

7.2   Buyer's Certificate.

        The Sellers shall have received a certificate, dated the Closing Date, from the Buyer certifying as to the matters specified in Section 7.1 hereof.

7.3   Regulatory Approvals.

        The Buyer shall have received approval by the governmental agencies as may be required by law of the transactions contemplated by this Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

7.4   No Orders.

        No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by this Agreement.

8.     Conditions Precedent to Obligation of the Buyer.

        The obligation of the Buyer to effect the acquisition of the Stock shall be subject to the satisfaction at or before the Closing Date of the following conditions, which may be waived in writing by the Buyer:

8.1   Compliance.

        The Sellers shall have complied in all material respects with each of its covenants and agreements contained herein and each of their representations and warranties contained in Section 1 hereof shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date.

8.2   Certificates.

        The Buyer shall have received a certificate, dated the Closing Date, from the Sellers certifying as to the matters specified in Section 8.1 hereof with respect to the Sellers.

8.3   Regulatory Approvals.

        The Buyer shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and all waiting and appeal periods prescribed by applicable law or regulations shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to the Buyer or the Bank that, in the good faith judgment of the Buyer, is unreasonably burdensome to the Buyer.

8.4   Consents.

        The Bank shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to the Bank's business required for the consummation of the transactions contemplated in this Agreement, and the Bank shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by them of the transactions contemplated in this Agreement.

8.5   No Orders.

        No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

8.6   No Changes.

        Except for those specifically authorized in Section 4 of this Agreement, since May 31, 1996, no change shall have occurred and no circumstances shall exist which have had or might reasonably be expected to have a Material Adverse Effect on the Bank (other than changes in banking laws and regulations or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

8.7   Employment Agreement.

        At or prior to Closing, Buyer will have entered into an employment agreement with Tony White, which agreement shall have a term for not less than eighteen (18) months.

8.8   Shareholder Approval.

        This Agreement shall have been approved by the holders of at least 90% of the outstanding capital stock of the Bank.

8.9   Litigation Matters.

        With respect to Cause No. 4072H in the 69th Judicial District Court of Hartley County, Texas; Cattleman's Livestock Commission Company, Ltd. V. Texline State Bank, John Gard, and Federal Reserve Bank of Dallas, the Bank shall have settled the case with no further liability or shall have been dismissed from the cause of action, or appropriate arrangements for reserve against such liability that are satisfactory to Buyer shall have been taken.

9.     Additional Covenants.

9.1   Further Action.

        After the Closing, the Sellers shall take such action and deliver such documents as the Buyer may reasonably request from time to time to perfect the Buyer's title to the Stock to be acquired pursuant to this Agreement, free and clear of any and all liens, claims and encumbrances.

9.2   Consultants.

        Each party to this Agreement agrees to indemnify and save the other parties harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

9.3   Shareholder Deposits.

        Sellers agree to use their best efforts to ensure that substantially all deposits of Walter Manning, Jr. that are on deposit with the Bank as of the Effective Date remain on deposit for a period of at least six (6) months following Closing.

9.4   Additional Shareholders as Parties.

        Meeks agrees to use his best efforts (at Meeks and or Sellers' sole expense) to ensure that the condition to sale contained in Section 3.2 is satisfied.

10.   Loan Collection Fund.

10.1 Collection Fund.

        In connection with the Closing, Buyer shall deposit funds in the amount of $62,000 with the Escrow Agent (the "Collection Fund") to be governed by the terms set forth herein. The Collection Fund shall be available to compensate Buyer for certain obligations of the Bank and Sellers concerning uncollectible loans.

10.2 Uncollectible Loan Obligations.

        Buyer, at its sole discretion, shall have the right to compel a release of all or any part of the Collection Fund corresponding to the principal amount of any Bank loans that become uncollectible within the first six months following Closing and that are not identified on Schedule 10.2, which schedule shall be updated at Closing.

10.3 Collection Fund Release.

        Buyer shall provide written notice to Bank and Sellers of any such applicable loans under 10.2 above, and within five (5) days of such notice, Sellers shall make such appropriate arrangements with the Escrow Agent for release of the Collection Fund.

10.4 Termination of Collection Fund.

        Upon the expiration of the 6-month period following Closing, any remaining Collection fund shall be distributed to Sellers on a pro-rata basis.

10.5 Refund for Collected Loans.

        Buyer shall refund to Sellers any amounts received from the Collection Fund (less collection expenses) for loans that become collected by the Bank.

11.   Miscellaneous.

11.1 Expenses.

        Except as otherwise provided in this Agreement, all expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal and accounting fees, incurred by the Sellers shall be borne by the Sellers, and all such expenses incurred by the Buyer shall be borne by the Buyer.

11.2 Successors and Assigns.

        Buyer may assign this Agreement to any Person without prior written consent to the extent that such assignment is in connection with the approval process of Bank Regulators. Except as otherwise provided in the foregoing sentence, this Agreement shall not be assignable by Buyer without the prior written consent of Meeks and shall not be assignable by the Bank, Meeks or the Shareholders without the prior written consent of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.3 Notices.

        Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, or delivered by a next-day guaranteed delivery service such as FedEx, addressed as follows:

          If to the Bank:

      Texline State Bank
      111 North Second Street
      Texline, Texas 79087
      Attn: Tony White
      (806) 362-4292 [fax]

          If to Meeks or Sellers:

      Charles T. Meeks
      2308 Quail Run Cove
      Lago Vista, Texas 78645
      (512) 267-2262[fax]

      With a copy to:

      Larry Temple
      Temple & Temple
      Suite 1510
      400 West 15th Street
      Austin, Texas 78701
      (512) 477-4478 [fax]

          If to the Buyer:

      Terry W. Hamann, Chairman and CEO
      Treaty Oak Holdings, Inc.
      3811 Bee Cave Road, Suite 201
      Austin, Texas 78746
      (512) 347-0980 [fax]

      With a copy to:

      Mark J. Pietrantone
      Ernstmeyer & Associates, P.C.
      3811 Bee Cave Road, Suite 200
      Austin, Texas 78746
      (512) 347-0980 [fax]

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

11.4 Complete Agreement.

        This Agreement contains the complete agreement between the parties hereto with respect to the acquisition and sale of the Stock and the other transactions contemplated herein and supersedes all prior agreements and understandings between the parties hereto with respect hereto, including, without limitation, any letter of intent previously executed by any or all of the parties hereto.

11.5 Schedules and Exhibits.

        Schedules and Exhibits to this Agreement are an integral part of this Agreement. All of the facts recited in the Schedules shall be deemed to be representations of fact as though recited in Section 1.

11.6 Construction.

        The Buyer and each of the Sellers acknowledge that each has had the opportunity to benefit from legal counsel of his own choice and has been afforded an opportunity to review this Agreement with his legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

11.7 Amendment and Waiver.

        Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Bank, Meeks and Buyer, and in the case of amendments or waivers that would adversely affect their rights hereunder, the written consent of the Shareholders constituting holders of at least 2/3 of the Stock.

11.8 Survival of Representations, Warranties and Covenants.

11.8.1 Non-Survival of Representations of the Bank and Meeks.

        The representations, warranties, covenants and agreements of the Bank and Meeks set forth in this Agreement and in any certificate or instrument delivered in connection herewith, shall terminate immediately following the Closing, and Buyer may not bring any action or present any claim for a breach of any such terminated representation or warranty following the Closing.

11.8.2 Partial Survival of Representations and Warranties and Covenants of Sellers.

        Except for Sections 1.2.2, 4.8, 9.1, 9.2 and 9.3 (which shall survive in accordance with their terms until the expiration of the applicable statute of limitations), the representations, warranties, covenants and agreements of Sellers (including Meeks in his capacity as a Seller) set forth in this Agreement and in any certificate or instrument delivered in connection herewith, shall terminate immediately following the Closing, and Buyer may not bring any action or present any claim for a breach of any such terminated representation, warranty or covenant, following the Closing.

11.8.4 Buyer.

        Only the covenants set forth in Sections 5.1, 5.3, 9.1 and 9.2 shall survive following the Closing in accordance with their respective terms until the expiration of the applicable statute of limitations.

11.9 Legal Expenses.

        In any legal proceeding brought to enforce the provisions of this Agreement, a party that substantially prevails in such proceeding shall be entitled to recover reasonable attorneys' fees and expenses from the party or parties that do not substantially prevail.

11.10 Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

11.11 Governing Law.

        This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without reference to conflict-of-law principles.

[Signature Pages follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THE BANK:
TEXLINE STATE BANK
By:	Tony White, President
BUYER:
TREATY OAK HOLDINGS, INC., a Texas corporation
By:	Terry W. Hamann President and Chief Executive
CHARLES T. MEEKS
SHAREHOLDERS:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SCHEDULES

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  Exhibit 10.9
STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT
DEFINITIONS
SCHEDULES